Exhibit 99.1

Mercantile Bank Corporation Reports Second Quarter 2014 Results

Merger with Firstbank Corporation completed

GRAND RAPIDS, Mich., July 22, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $1.5 million, or $0.13 per diluted share, for the second quarter of 2014, compared with net income of $4.0 million, or $0.46 per diluted share, for the prior-year period.

Second quarter performance reflects the completion of the merger of Mercantile and Firstbank Corporation (“Firstbank”) on June 1, 2014, including consolidated operating results post-merger for the combined businesses. Results for the quarter also include $3.5 million in pre-tax merger-related costs. On an after-tax basis, these costs were $2.4 million, or $0.21 per share. Excluding these costs, adjusted net income was $3.9 million and adjusted earnings per diluted share was $0.34.

The second quarter was highlighted by:

●	Completion of the merger of equals of Mercantile and Firstbank, creating a $2.9 billion banking organization
●	Continued progress by integration teams in combining the companies
●	Continued improvement in asset quality as nonperforming assets represent only 0.3 percent of total assets
●	Very low level of loans in the 30- to 89-days delinquent category
●	New term loan originations of approximately $75 million in the second quarter and $121 million year to date
●	Commercial loan pipeline remains strong

“Even as our merger teams have been hard at work implementing the joining of two great companies, Mercantile delivered a combined solid performance in the quarter,” said Michael Price, President and Chief Executive Officer of Mercantile. “The sustained low interest rate environment which pressured our loan yield in the first quarter continued in the second quarter but was more than offset by the effect of the merger. We remain very encouraged by what we are seeing in new business activities and our competitive positioning in our region. As we move through the integration process over the next several quarters, we are very confident in the significant opportunities that lie before us in 2014 and 2015.”

“We are very pleased at the progress made in the initial integration of Firstbank and Mercantile. As we move to finalize the integration process, we expect to see ongoing benefits for our shareholders,” said Thomas R. Sullivan, Chairman of the Board of Directors of Mercantile and formerly President and Chief Executive Officer of Firstbank.

Except as noted, the Firstbank merger that was consummated effective June 1, 2014, is primarily contributing to the increases over the linked and prior year periods in the income statement and balance sheet.  “Acquired loans”, as used herein, are those assumed in the Firstbank merger. The Firstbank merger was considered a business combination and accounted for under FASB Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).  All Firstbank assets and liabilities were recorded at their estimated fair values as of the date of merger and identifiable intangible assets were recorded at their estimated fair value.  Estimated fair values are considered preliminary, and in accordance with ASC 805, are subject to change up to one year after the merger date.  This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available, and we continue to analyze our estimates of the fair values of Firstbank’s assets and liabilities.  Certain reclassifications of prior periods’ amounts may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $17.8 million during the second quarter of 2014, up $4.8 million or 36.4 percent from the prior-year second quarter. Net interest income during the second quarter of 2014 was $15.6 million, up $4.2 million or 37.5 percent from the second quarter of 2013, reflecting a 38.3 percent increase in average earning assets, which was partially offset by a four basis point decrease in the net interest margin. Noninterest income during the second quarter of 2014 was $2.3 million, up 29.1 percent.

Mercantile recorded a negative $0.7 million provision for loan losses during the second quarter of 2014, compared to a negative $1.5 million provision during the respective 2013 period. The negative provision expense is the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continued to improve. Loan recoveries totaled $0.7 million during the second quarter of 2014, while loan charge-offs not specifically reserved for in prior periods amounted to $0.1 million, resulting in a net positive impact of $0.6 million on provision expense.

Noninterest expense totaled $16.1 million during the second quarter of 2014, up 82.3 percent from the prior-year second quarter. Pre-tax merger-related costs totaled $3.5 million during the second quarter of 2014, compared to a negligible amount in the second quarter of 2013. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, were slightly negative during the second quarter of 2014 compared to $0.3 million during the second quarter of 2013. Gains on sales of other real estate, which are netted against problem asset costs, totaled $0.4 million during the second quarter of 2014.

Mr. Price continued: “We are pleased with the ongoing improvement in the quality of our loan portfolio. During the second quarter, we recorded a $0.7 million negative provision reflecting continued recoveries and reductions in nonperforming and other stressed lending relationships. We will continue to take advantage of new business opportunities in our markets and remain flexible and opportunistic as we pursue disciplined growth for long-term performance.”

Balance Sheet

As of June 30, 2014, the balance sheet reflected the consummation of the merger with Firstbank. Total assets were $2.88 billion, an increase of $1.45 billion or 101.8 percent from December 31, 2013; total loans increased $1.02 billion, or 96.9 percent, to $2.07 billion over the same time period. Compared to June 30, 2013, total assets increased $1.54 billion, or 114.3 percent, and total loans increased $1.01 billion, or 95.9 percent. Approximately $75 million in new term loans to new and existing borrowers were originated during the second quarter of 2014, as continuing relationship building efforts have led to increased lending opportunities.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “The expanded footprint resulting from the merger provides us with great opportunities to pursue our best-in-class sales programs and strong client relationships in what remains a competitive marketplace. We believe our approach to markets in central and western Michigan is meeting with approval, as evidenced by the $75 million in term loans to new and existing borrowers we originated in the second quarter of 2014 and significant growth in our new loan pipeline.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 52 percent of total loans as of June 30, 2014.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 26.5 percent and 18.5 percent of total loans, respectively, as of June 30, 2014.  Commercial and industrial loans represented 29.7 percent of total loans as of June 30, 2014.

LOAN COMPOSITION AT JUNE 30, 2014

	Originated	Acquired	Total
($000s)	Loans	Loans	Loans

Commercial:
Commercial & Industrial	$342,375	$273,684	$616,059
Land Development & Construction	32,214	21,091	53,305
Owner Occupied Commercial RE	264,596	119,818	384,414
Non-Owner Occupied Commercial RE	399,855	149,434	549,289
Multi-Family & Residential Rental Properties	37,569	47,099	84,668
Total Commercial	1,076,609	611,126	1,687,735

Retail:
1-4 Family Mortgages	33,337	182,702	216,039
Home Equity & Other Consumer	35,151	134,557	169,708
Total Retail	68,488	317,259	385,747

Total	$1,145,097	$928,385	$2,073,482

As of June 30, 2014, total deposits were $2.30 billion, up $1.24 billion from June 30, 2013. Growth in local deposits was driven primarily by the merger, as well as new commercial loan relationships and the introduction of innovative new products, various deposit-gathering initiatives and enhanced advertising and branding campaigns. Wholesale funds were $245 million, or less than 10 percent of total funds, as of June 30, 2014.

Asset Quality

In accordance with business combination accounting, acquired loans are recorded at fair value at the date of merger with no allowance for loan losses brought forward.  Impaired acquired loans are considered to be performing due to the application of the accretion method under the applicable accounting guidance.

Nonperforming assets (“NPAs”) at June 30, 2014 were $8.6 million, or 0.3 percent of total assets, compared to $9.6 million as of December 31, 2013, and $14.4 million as of June 30, 2013 (0.7 percent and 1.1 percent of total assets, respectively). This represents a decline of $1.0 million or 9.9 percent from the end of 2013 and a decline of $5.8 million or 40.3 percent from the year-ago quarter-end.

Mr. Kaminski commented: “The merger continues to support the positive trend of the past several years in improving asset quality and delivering meaningful reductions in nonperforming assets. Nonperforming assets now represent only 0.3 percent of our total assets, and we currently have a small balance of loans in the 30- to 89-days delinquent category. The combined Mercantile team will stay committed to sustaining this strong financial base while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and implementing innovative marketing initiatives.”

Nonperforming loans (“NPLs”) totaled $5.7 million as of June 30, 2014, down $4.8 million from the year-ago quarter-end, while foreclosed real estate and repossessed assets decreased $1.0 million from the year-ago quarter-end. As of June 30, 2014, CRE NPLs totaled $1.3 million. Owner-occupied nonperforming CRE loans accounted for $1.2 million of total CRE NPLs, while investor-owned CRE NPLs accounted for $0.1 million. Owner-occupied and rental residential NPLs totaled $3.9 million as of June 30, 2014.

NONPERFORMING ASSETS

($000s)	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Residential Real Estate:
Land Development	$463	$465	$467	$538	$936
Construction	22	22	22	89	89
Owner Occupied / Rental	4,867	4,212	4,426	3,078	3,516
	5,352	4,699	4,915	3,705	4,541

Commercial Real Estate:
Land Development	327	453	481	633	681
Construction	0	0	0	0	0
Owner Occupied	1,475	859	1,049	1,219	1,566
Non-Owner Occupied	1,198	1,883	2,108	5,490	6,898
	3,000	3,195	3,638	7,342	9,145

Non-Real Estate:
Commercial Assets	267	798	1,016	1,111	755
Consumer Assets	0	0	0	0	1
	267	798	1,016	1,111	756

Total	$8,619	$8,692	$9,569	$12,158	$14,442

At June 30, 2014, Mercantile had $8.6 million of NPAs, compared with $8.7 million at the end of the linked quarter and $14.4 million at the end of the second quarter of 2013.

NONPERFORMING ASSETS RECONCILIATION

($000s)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013

Beginning balance	$8,692	$9,569	$12,158	$14,442	$18,900
Additions - originated loans	164	174	1,869	852	495
Additions - merger ORE	1,187	0	0	0	0
Principal payments	(523)	(449)	(3,073)	(2,362)	(1,988)
Sale proceeds	(790)	(501)	(796)	(528)	(2,374)
Loan charge-offs	(67)	(101)	(553)	(56)	(319)
Valuation write-downs	(44)	0	(36)	(190)	(272)

Total	$8,619	$8,692	$9,569	$12,158	$14,442

Net loan recoveries were $0.6 million during the second quarter of 2014 compared with net loan recoveries of less than $0.1 million for the linked quarter and $0.4 million for the prior-year quarter. Net loan recoveries have been recorded in the last five quarters and seven of the last nine quarters.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Residential Real Estate:
Land Development	$(4)	$(1)	$(78)	$(387)	$(119)
Construction	0	0	0	0	0
Owner Occupied / Rental	(572)	(139)	(144)	(105)	(301)
	(576)	(140)	(222)	(492)	(420)

Commercial Real Estate:
Land Development	(11)	0	0	0	30
Construction	0	0	0	0	0
Owner Occupied	98	37	47	(74)	(6)
Non-Owner Occupied	(70)	336	1,206	(1,215)	79
	17	373	1,253	(1,289)	103

Non-Real Estate:
Commercial Assets	(45)	(267)	(1,154)	(172)	(95)
Consumer Assets	2	1	(4)	5	1
	(43)	(266)	(1,158)	(167)	(94)

Total	$(602)	$(33)	$(127)	$(1,948)	$(411)

Capital Position

Shareholders’ equity totaled $316 million as of June 30, 2014, an increase of $163 million from year-end 2013 primarily due to the merger with Firstbank. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.7 percent as of June 30, 2014, compared to 15.4 percent at June 30, 2013. At June 30, 2014, the Bank had approximately $87 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,839,175 total shares outstanding at June 30, 2014, reflecting the issuance of 8,087,272 new shares to Firstbank shareholders effective with the merger consummation on June 1, 2014.

Mr. Price concluded: “We are very pleased at the progress made in the initial integration of Firstbank and Mercantile. As we move to finalize the integration process, we expect to see ongoing benefits for our shareholders. Post-merger, Mercantile operates as a company with a strong and stable source of core funding, proven excellence in commercial lending and a more robust offering of products and services. The combined company has a strengthened competitive position with an expanded geographic footprint, an enhanced retail delivery system, a more diversified loan portfolio and greater origination capabilities. We are excited about the future of Mercantile and the opportunity to bring an extensive array of products and services to both current and potential clients.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate the operations of Mercantile and Firstbank and their respective subsidiary banks; the ability of the combined company to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2014	2013	2013
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$58,730,000	$17,149,000	$16,789,000
Interest-bearing deposits	48,150,000	6,389,000	6,108,000
Federal funds sold	11,973,000	123,427,000	35,080,000
Total cash and cash equivalents	118,853,000	146,965,000	57,977,000

Securities available for sale	475,275,000	131,178,000	130,134,000
Federal Home Loan Bank stock	19,226,000	11,961,000	11,961,000

Loans	2,073,482,000	1,053,243,000	1,058,662,000
Allowance for loan losses	(20,856,000)	(22,821,000)	(24,947,000)
Loans, net	2,052,626,000	1,030,422,000	1,033,715,000

Premises and equipment, net	49,003,000	24,898,000	25,382,000
Bank owned life insurance	55,693,000	51,377,000	50,736,000
Goodwill	50,870,000	0	0
Core deposit intangible	17,213,000	0	0
Net deferred tax asset	9,238,000	17,754,000	19,711,000
Accrued interest receivable	7,711,000	3,649,000	3,660,000
Other real estate owned and repossessed assets	2,878,000	2,851,000	3,916,000
Other assets	20,696,000	5,911,000	6,558,000

Total assets	$2,879,282,000	$1,426,966,000	$1,343,750,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$515,646,000	$224,580,000	$197,304,000
Interest-bearing	1,787,615,000	894,331,000	864,011,000
Total deposits	2,303,261,000	1,118,911,000	1,061,315,000

Securities sold under agreements to repurchase	124,108,000	69,305,000	57,328,000
Federal Home Loan Bank advances	57,044,000	45,000,000	35,000,000
Subordinated debentures	54,131,000	32,990,000	32,990,000
Other borrowed money	14,348,000	1,620,000	1,493,000
Accrued interest and other liabilities	10,252,000	5,815,000	4,686,000
Total liabilities	2,563,144,000	1,273,641,000	1,192,812,000

SHAREHOLDERS' EQUITY
Common stock	318,452,000	162,999,000	164,548,000
Retained earnings (deficit)	673,000	(4,101,000)	(12,718,000)
Accumulated other comprehensive income (loss)	(2,987,000)	(5,573,000)	(892,000)
Total shareholders' equity	316,138,000	153,325,000	150,938,000

Total liabilities and shareholders' equity	$2,879,282,000	$1,426,966,000	$1,343,750,000

Mercantile Bank Corporation
Second Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$16,657,000	$12,687,000	$28,756,000	$25,533,000
Investment securities	1,767,000	1,264,000	3,184,000	2,566,000
Federal funds sold	41,000	35,000	109,000	89,000
Interest-bearing deposits	17,000	6,000	21,000	13,000
Total interest income	18,482,000	13,992,000	32,070,000	28,201,000

INTEREST EXPENSE
Deposits	2,272,000	2,223,000	4,307,000	4,543,000
Short-term borrowings	27,000	19,000	49,000	39,000
Federal Home Loan Bank advances	156,000	119,000	306,000	238,000
Other borrowed money	474,000	319,000	791,000	615,000
Total interest expense	2,929,000	2,680,000	5,453,000	5,435,000

Net interest income	15,553,000	11,312,000	26,617,000	22,766,000

Provision for loan losses	(700,000)	(1,500,000)	(2,600,000)	(3,000,000)

Net interest income after provision for loan losses	16,253,000	12,812,000	29,217,000	25,766,000

NONINTEREST INCOME
Service charges on accounts	522,000	384,000	887,000	758,000
Mortgage banking income	349,000	225,000	412,000	477,000
Other income	1,417,000	1,163,000	2,495,000	2,364,000
Total noninterest income	2,288,000	1,772,000	3,794,000	3,599,000

NONINTEREST EXPENSE
Salaries and benefits	7,037,000	4,981,000	12,267,000	9,838,000
Occupancy	914,000	624,000	1,626,000	1,282,000
Furniture and equipment	368,000	256,000	615,000	512,000
Merger-related costs	3,453,000	46,000	3,830,000	60,000
Problem asset costs	(36,000)	279,000	(56,000)	410,000
FDIC insurance costs	224,000	175,000	401,000	420,000
Other expense	4,106,000	2,452,000	6,590,000	4,875,000
Total noninterest expense	16,066,000	8,813,000	25,273,000	17,397,000

Income before federal income tax expense	2,475,000	5,771,000	7,738,000	11,968,000

Federal income tax expense	966,000	1,755,000	2,649,000	3,552,000

Net Income	$1,509,000	$4,016,000	$5,089,000	$8,416,000

Basic earnings per share	$0.13	$0.46	$0.50	$0.97
Diluted earnings per share	$0.13	$0.46	$0.50	$0.97

Average basic shares outstanding	11,406,908	8,705,667	10,080,242	8,705,673
Average diluted shares outstanding	11,435,867	8,718,649	10,094,725	8,718,627

Mercantile Bank Corporation
Second Quarter 2014 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2014	2014	2013	2013	2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2014	2013
EARNINGS
Net interest income	$15,553	11,064	12,695	11,994	11,312	26,617	22,766
Provision for loan losses	$(700)	(1,900)	(2,500)	(1,700)	(1,500)	(2,600)	(3,000)
Noninterest income	$2,288	1,506	1,591	1,683	1,772	3,794	3,599
Noninterest expense	$16,066	9,207	9,085	9,922	8,813	25,273	17,397
Net income before federal income tax expense	$2,475	5,263	7,701	5,455	5,771	7,738	11,968
Net income	$1,509	3,580	5,163	3,453	4,016	5,089	8,416
Basic earnings per share	$0.13	0.41	0.59	0.40	0.46	0.50	0.97
Diluted earnings per share	$0.13	0.41	0.59	0.40	0.46	0.50	0.97
Average basic shares outstanding	11,406,908	8,738,836	8,724,163	8,707,038	8,705,667	10,080,242	8,705,673
Average diluted shares outstanding	11,435,867	8,741,121	8,735,096	8,725,268	8,718,649	10,094,725	8,718,627

PERFORMANCE RATIOS
Return on average assets	0.32%	1.02%	1.43%	0.99%	1.18%	0.62%	1.23%
Return on average equity	2.94%	9.36%	13.49%	9.15%	10.70%	5.68%	11.38%
Net interest margin (fully tax-equivalent)	3.62%	3.42%	3.80%	3.76%	3.66%	3.53%	3.67%
Efficiency ratio	90.05%	73.25%	63.59%	72.55%	67.36%	83.10%	65.99%
Full-time equivalent employees	645	244	241	239	239	645	239

CAPITAL
Period-ending tangible equity to assets	8.82%	11.16%	10.74%	10.54%	11.23%	8.82%	11.23%
Tier 1 leverage capital ratio	16.67%	12.99%	12.53%	12.57%	12.52%	16.67%	12.52%
Tier 1 risk-based capital ratio	13.10%	14.93%	14.65%	14.08%	14.17%	13.10%	14.17%
Total risk-based capital ratio	14.00%	16.18%	15.91%	15.34%	15.43%	14.00%	15.43%
Book value per common share	$18.77	18.05	17.54	17.21	17.34	18.77	17.34
Tangible book value per common share	$14.73	18.05	17.54	17.21	17.34	14.73	17.34
Cash dividend per common share	$2.12	0.12	0.12	0.12	0.11	2.24	0.21

ASSET QUALITY
Gross loan charge-offs	$103	588	2,408	85	382	691	2,797
Net loan charge-offs	$(602)	(33)	(127)	(1,948)	(411)	(635)	731
Net loan charge-offs to average loans	(0.18% )	(0.01% )	(0.05% )	(0.72% )	(0.16% )	(0.11% )	0.14%
Allowance for loan losses	$20,856	20,954	22,821	25,195	24,947	20,856	24,947
Allowance to originated loans	1.82%	1.96%	2.17%	2.34%	2.36%	1.82%	2.36%
Nonperforming loans	$5,741	6,342	6,718	8,609	10,526	5,741	10,526
Other real estate/repossessed assets	$2,878	2,350	2,851	3,549	3,916	2,878	3,916
Nonperforming assets to total assets	0.30%	0.61%	0.67%	0.86%	1.07%	0.30%	1.07%

END OF PERIOD BALANCES
Loans	$2,073,482	1,066,796	1,053,243	1,075,487	1,058,662	2,073,482	1,058,662
Total earning assets (before allowance)	$2,628,106	1,303,978	1,326,198	1,303,952	1,241,945	2,628,106	1,241,945
Total assets	$2,879,282	1,413,515	1,426,966	1,422,003	1,343,750	2,879,282	1,343,750
Deposits	$2,303,261	1,108,251	1,118,911	1,121,509	1,061,315	2,303,261	1,061,315
Shareholders' equity	$316,138	157,689	153,325	149,834	150,938	316,138	150,938

AVERAGE BALANCES
Loans	$1,377,986	1,059,595	1,054,573	1,072,199	1,044,527	1,219,670	1,038,331
Total earning assets (before allowance)	$1,735,000	1,321,312	1,335,386	1,274,532	1,253,661	1,529,424	1,266,173
Total assets	$1,882,618	1,420,512	1,437,436	1,378,412	1,364,370	1,653,632	1,376,614
Deposits	$1,488,495	1,104,735	1,128,103	1,086,253	1,075,761	1,297,673	1,087,314
Shareholders' equity	$205,558	155,073	151,873	149,785	150,478	180,780	149,138